                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Post-Effective Amendment No. 39 to the Registration Statement on Form N-1A (File No. 2-73948) under the Securities Act of 1933 of DFA Investment Dimensions Group Inc. of our reports dated January 19, 1996 on our audits of the financial statements and financial highlights of DFA Investment Dimensions Group, Inc. and The DFA Investment Trust Company as of November 30, 1995 and for the respective periods then ended.

We also consent to the reference to our firm under the caption "Financial Statements" in the Statement of Additional Information.






COOPERS & LYBRAND L.L.P.


2400 Eleven Penn Center
Philadelphia, PA  19103
January 26, 1996